                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO. ___________)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|


Check the appropriate box:

|_| Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)
    (2))

|X| Definitive Proxy Statement

|_| Definitive Additional Materials

|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           SOUTHSIDE BANCSHARES CORP.
                ------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

    |X| No fee required.

    |_| Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)      Title of each class of securities to which transaction applies:

    (2)      Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth in the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

    |_| Fee paid previously with preliminary materials.

    |_| Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

--------------------------------------------------------------------------------


                           SOUTHSIDE BANCSHARES CORP.
                               3606 GRAVOIS AVENUE
                            ST. LOUIS, MISSOURI 63116
                         -------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 22, 1999
                         -------------------------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Southside Bancshares Corp., a Missouri corporation (the "Corporation"), will be held at South Side National Bank's Telegraph facility, which is located at 4111 Telegraph, in South St. Louis County, Missouri, beginning at 2:00 p.m., local time, on Thursday, April 22, 1999, or at any adjournment or adjournments thereof, for the purpose of considering and voting upon the following matters (as more fully described in the attached Proxy Statement):

1. The election of three Class I Directors each to serve for a term of three years.

2. The ratification of the appointment of KPMG LLP as independent certified public accountants for the Corporation for 1999.

3. Any other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only holders of Common Stock of the Corporation whose names appear of record on the books of the Corporation at the close of business on March 8, 1999 are entitled to vote at the Annual Meeting or any adjournment thereof.


                                By Order of the Board of Directors



                                /s/ JOANNE M. SCHNEIDER
                                ---------------------------------------------
                                Joanne M. Schneider
                                Secretary to the Board

St. Louis, Missouri
March 25, 1999

                                  - IMPORTANT -


     YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. A RETURN ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE, IS ENCLOSED FOR YOUR CONVENIENCE. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING; OR IF YOU ATTEND THE MEETING YOU MAY WITHDRAW YOUR PROXY AT THAT TIME IF YOU WISH. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP WHICH WILL ENABLE YOU TO BE ADMITTED TO THE MEETING.

Shareholders representing a majority of the Corporation's issued and outstanding Common Stock must be present or represented by proxy at the Annual Meeting in order for a quorum to be present. TO ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING, AN EARLY RETURN OF YOUR PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

--------------------------------------------------------------------------------

                           SOUTHSIDE BANCSHARES CORP.
                               3606 GRAVOIS AVENUE
                            ST. LOUIS, MISSOURI 63116
                                 (314) 776-7000
                                ----------------

                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 22, 1999

                             PURPOSE OF THE MEETING


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Southside Bancshares Corp. (the "Corporation") for use at the Annual Meeting of Shareholders to be held at South Side National Bank's Telegraph facility, which is located at 4111 Telegraph, in South St. Louis County, Missouri, beginning at 2:00 p.m., local time, on Thursday, April 22, 1999, and at any adjournment or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders and as further described herein.



                               PROXY SOLICITATION

         PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION. A shareholder may revoke a properly executed proxy at any time before it is exercised by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of the Corporation either prior to or at the Annual Meeting or by voting in person at the Annual Meeting. If a proxy is properly executed and returned in time, the shares of Common Stock represented thereby will be voted in accordance with the instructions specified thereon, or if no contrary instructions are specified, the shares of Common Stock represented thereby will be voted in favor of the election of the nominees to the Board of Directors and in favor of the appointment of KPMG LLP as independent certified public accountants for the Corporation for 1999. This Proxy Statement and the related form of proxy, along with the Corporation's Annual Report for 1998, including financial statements therein, are first being sent to shareholders of the Corporation on or about March 25, 1999.

         It is anticipated that the solicitation of proxies will be made primarily by mail, personal interview and telephone by Directors and regular employees of the Corporation who will not receive any additional remuneration therefor. The Corporation will pay the total expense of the proxy solicitation. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares of Common Stock and will be reimbursed for their expenses.

         As of the date of this Proxy Statement, the Board of Directors is not aware of any matters which may come before the Annual Meeting other than those matters which are referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares of Common Stock represented thereby in accordance with their best judgment.

                                VOTING SECURITIES

         The Corporation is authorized to issue 15,000,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), and 1,000,000 shares of cumulative Preferred Stock, no par value per share ("Preferred Stock"). As of March 8, 1999, 8,638,978 shares of Common Stock were issued and outstanding, representing all of the shares of capital stock entitled to vote at the Annual Meeting. No shares of Preferred Stock have been issued.



                                   RECORD DATE

         In accordance with the Corporation's Bylaws and action taken by the Board of Directors, March 8, 1999 is the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.



                           VOTE REQUIRED FOR APPROVAL

         With respect to those matters to be acted upon at the Annual Meeting, each shareholder of record is entitled to one vote for each share of Common Stock that he or she holds on the record date. Cumulative voting for the election of Directors is not available.

         A majority of the outstanding shares of Common Stock entitled to vote must be represented in person or by proxy at the Annual Meeting in order for there to be a quorum to conduct the election of Directors and the other matter described in this Proxy Statement. If a quorum is present at the Annual Meeting, the three nominees for Director who receive the highest number of votes cast will be elected. The ratification of the appointment of KPMG LLP as independent certified public accountants for the Corporation requires the affirmative vote of at least a majority of the shares of Common Stock entitled to vote at the Annual Meeting.

         With respect to each matter to be acted upon at the Annual Meeting, abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners ("broker non-votes") will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Such abstentions and broker non-votes will, however, not be counted in calculating voting results on those matters for which the shareholder has abstained or the broker has not voted and will, therefore, have the effect of a vote against any particular proposal or matter.



         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following tables set forth, as of March 8, 1999, the number of shares of Common Stock, the only class of equity securities outstanding, owned beneficially by each of the Directors of the Corporation (including nominees for Director) and the Executive Officers named in the Summary Compensation Table, as well as by all Directors and Executive Officers of the Corporation as a group, and the number of shares of Common Stock held by any person who is known to the Corporation to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock.


                                                              AMOUNT AND NATURE OF
                                                              BENEFICIAL OWNERSHIP(1)
                                              -------------------------------------------------------
                                                   SOLE VOTING                      OTHER                       PERCENT
                                                 AND INVESTMENT                  BENEFICIAL                       OF
                                                      POWER                       OWNERSHIP                     CLASS(2)
                                              -----------------------    ----------------------------     --------------------
EXECUTIVE OFFICERS & DIRECTORS
Joseph W. Beetz                                        57,390                           ---                           *
Howard F. Etling                                      180,686                     1,140,511  (3)                  14.81
Douglas P. Helein                                     397,320                           ---                        4.45
Earle J. Kennedy, Jr.                                  15,570                       223,770  (4)                   2.68
Norville K. McClain                                   423,717                           ---                        4.75
Joseph W. Pope                                         47,130(5)                        ---                           *
Daniel J. Queen                                       230,946                           ---                        2.59
Richard G. Schroeder, Sr.                              90,000                           ---                        1.01
Thomas M. Teschner                                    253,071(6)                  1,203,898  (3),(7)              16.33
Executive Officers and Directors
(including nominees) as a Group (9 persons)         1,695,830(8)                  1,417,248  (3)                  34.90

*  less than 1%


                                                              AMOUNT AND NATURE OF
                                                              BENEFICIAL OWNERSHIP(1)
                                              -------------------------------------------------------
                                                   SOLE VOTING                      OTHER                       PERCENT
                                                 AND INVESTMENT                  BENEFICIAL                       OF
                                                      POWER                       OWNERSHIP                     CLASS(2)
                                              -----------------------    ----------------------------     --------------------



NAME AND ADDRESS OF
OTHER PRINCIPAL SECURITY HOLDERS
Southside Bancshares Corp.(3)                            ----                     1,140,511                       12.78
     Employee Stock Ownership Plan
     (With 401(k) Provisions)
     3606 Gravois Avenue
     St. Louis, Missouri  63116
                                                    1,554,060                          ----                       17.42
First Banks, Inc.(9)
     135 North Meramac
     Clayton, Missouri  63105

---------------

(1) The information set forth is based upon information furnished to the Corporation by the named persons or entities. Beneficial ownership of shares of Common Stock, as determined in accordance with the applicable rules of the Securities and Exchange Commission, includes shares of Common Stock as to which a person directly or indirectly has or shares voting power or investment power or both.

(2) The percentage of the class is calculated based on the total number of outstanding shares of Common Stock (8,638,978 shares) plus the total number of shares of Common Stock of which beneficial ownership may be acquired pursuant to stock options that are exercisable or that will become exercisable within sixty days (282,000 shares) for a total of 8,920,978 shares.

(3) Includes 1,140,511 shares held by the Southside Bancshares Corp. Employee Stock Ownership Plan With 401(k) Provisions (the "KSOP") of which Mr. Etling and Mr. Teschner are Trustees pursuant to appointment by the Board of Directors. Participants in the KSOP have voting power over shares of Common Stock allocated to their accounts, and such shares of Common Stock will be voted by the Trustees as directed by the participants. Shares of Common Stock for which no direction has been given will be voted directly by the Trustees. Except for 64,071 shares of

       Common Stock allocated to Mr. Teschner's account in the KSOP for which Mr. Teschner has a beneficial interest, Mr. Teschner and Mr. Etling disclaim any personal interest in all of the shares of Common Stock held by the KSOP.

(4)    Shares for which Mr. Kennedy has shared voting and investment power.

(5) Includes 10,420 shares of Common Stock allocated to Mr. Pope's account under the KSOP and 36,000 shares of Common Stock which Mr. Pope may acquire beneficial ownership of pursuant to stock options which are exercisable or will become exercisable within sixty days.

(6) Includes 64,071 shares of Common Stock allocated to Mr. Teschner's account under the KSOP and 186,000 shares of Common Stock which Mr. Teschner may acquire beneficial ownership of pursuant to stock options which are exercisable or will become exercisable within sixty days.

(7) Also includes 127,458 shares of Common Stock for which Mr. Teschner has shared voting and investment power.

(8) Includes 74,491 shares of Common Stock allocated to the accounts of the executive officers of the Corporation under the KSOP and 222,000 shares of Common Stock of which beneficial ownership may be acquired pursuant to stock options which are exercisable or will become exercisable within sixty days.

(9) Not included in First Banks, Inc.'s beneficial ownership information are 16,920 shares of Common Stock owned by James F. Dierberg and 371,760 shares of Common Stock owned by Investors of America, L.P. The directors and executive officers of First Securities America, Inc., the general partners of Investors of America, L.P., and other members of their family control First Banks, Inc. directly or indirectly.


         To the knowledge of the Board of Directors, no change of control of the Corporation has occurred since the beginning of the last fiscal year, and there are no contractual arrangements, the operation of the terms of which may, at a subsequent date, result in a change of control of the Corporation.


                              ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

         Three persons, each of whom are presently members of the Board of Directors, have been nominated for election to membership on the Board of Directors as Class I Directors, each to hold office for a term of three (3) years until the Corporation's Annual Meeting in 2002. In each instance, a Director is elected to serve until his successor shall have been duly elected and qualified.

         The Corporation's Articles of Incorporation and Bylaws presently provide that the number of Directors to constitute the Board of Directors shall consist of not less than nine (9) nor more than fifteen (15) members and that the total number of Directors may be fixed, within the minimum and maximum numbers, by a vote of a majority of the Directors then in office. Pursuant to these provisions, the Board of Directors has fixed the number of Directors at nine (9). The Board of Directors presently consists of only eight members, as Ralph Crancer, Jr. passed away on January 22, 1999, and his seat has not yet been filled. The Corporation's Articles of Incorporation and Bylaws also provide that the Board of Directors shall be divided into three (3) classes, as nearly equal as possible, with one class to be elected annually for a three (3) year term.

         Unless instructed otherwise, the proxy holders will vote for the three nominees for Class I Directors identified herein. There is no cumulative voting for the election of Directors. Although it is not contemplated that any nominee will decline or be unable to serve as a Director if elected, in either such event, the proxies will be voted for such other person as may be designated by the Board of Directors of the Corporation.

         The nominees for election to the Board of Directors are: Norville K. McClain, Richard G. Schroeder, Sr. and Thomas M. Teschner.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED UNDER ITEM 1 ON THE PROXY CARD.

         The following table indicates the principal occupation or employment for the past five years, age, other directorships, and the year first elected as a Director of the Corporation of each nominee to become a Director and each other Director whose term of office will continue after the Annual Meeting. Information with respect to the business experience of each Director has been furnished by such Director or has been obtained from the records of the Corporation. Each of the Directors has held the same position or another executive position with the same employer during the past five years.


                                                                    DIRECTOR OF THE
                                                                      CORPORATION
NAME, AGE, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIP                   SINCE
------------------------------------------------------              -----------------
NOMINEES FOR DIRECTORS -- CLASS I DIRECTORS
   (Terms Expiring 2002)

Norville K. McClain (69)                                                  1988
   President, Essex Contracting, Inc.
   (building contractor and developer)
   Director, South Side National Bank in St. Louis

Richard G. Schroeder, Sr. (58)                                            1994
   President, St. Louis Fabrication Services, Inc.
   (steel fabrication company)
   Director, South Side National Bank in St. Louis

Thomas M. Teschner (42)                                                   1992
   President, Chief Executive Officer and Director, Southside
   Bancshares Corp. and South Side National Bank in St. Louis
   Director, Bank of St. Genevieve, The Bank of St. Charles County
   and State Bank of Jefferson County (subsidiaries of the Corporation)


DIRECTORS CONTINUING IN OFFICE -- CLASS II DIRECTORS
   (Terms Expiring 2000)

Joseph W. Beetz (69)                                                      1978
   President, Joseph H. Beetz Plumbing Company, Inc.
   (plumbing contractor)
   Director, South Side National Bank in St. Louis

Howard F. Etling (83)                                                     1962
   Publisher Emeritus, Journal Newspapers
   (publishing company)
   Director, South Side National Bank in St. Louis

DIRECTORS CONTINUING IN OFFICE -- CLASS III DIRECTORS
   (Terms Expiring 2001)

Douglas P. Helein (47)                                                    1992
   Insurance Broker, Welsch, Flatness & Lutz, Inc.
   (insurance agency)
   Director, South Side National Bank in St. Louis

Earle J. Kennedy, Jr. (69)                                                1978
   Former President, Westway Services, Inc.
   (vending company)
   Director, South Side National Bank in St. Louis

Daniel J. Queen (57)                                                      1992
   President, Highland Diversified, Inc.
   (operates grocery stores)
   Director, South Side National Bank in St. Louis
   and State Bank of Jefferson County


                           RATIFICATION OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 2)

         The Board of Directors voted to appoint, subject to ratification by the shareholders, KPMG LLP as independent certified public accountants to audit the accounts of the Corporation for the fiscal year ending December 31, 1999. It is expected that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire. During 1998, KPMG LLP provided audit and tax services for the Corporation. The audit services included examination of the consolidated financial statements of the Corporation and its subsidiaries, including annual reports to shareholders and the Securities and Exchange Commission, and consultation and assistance in accounting and related matters. The Board of Directors has a standing audit committee and does not consider the tax services performed by the independent auditors to affect its independence.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP, WHICH IS ITEM 2 ON THE PROXY CARD.



             BOARD OF DIRECTORS AND COMMITTEES OF BOARD OF DIRECTORS

         In 1998, Directors received fees of $1,000 for each regular meeting of the Board of Directors. In addition, all Directors who also served on the Board of Directors of South Side National Bank in St. Louis, a subsidiary of the Corporation, received fees of $750 for each regular meeting of such Board and $1,200 for committee meetings each month. Mr. Queen also serves on the Board of Directors of State Bank of Jefferson County, a subsidiary of the Corporation, and received fees of $300 for each regular meeting of such Board and $100 for each loan committee meeting thereof. No other remuneration was paid by the Corporation to any non-employee Director or for special assignments. Mr. Teschner also received fees of $300 for each regular board meeting of each of the other subsidiaries of the Corporation for which he serves as a Director and $100 for attendance at each discount committee meeting of each such subsidiary's Board, with the exception of the Bank of St. Charles County which pays $50 for attendance at each of its discount committee meetings. The Directors may defer these fees until retirement or death pursuant to the Corporation's Deferred Compensation Plan for Directors.

         In 1998, the Board of Directors held twelve regular meetings and one special meeting. Each of the Directors attended at least eighty-five percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such Director served.

         The Corporation has a standing Audit Committee, which consists of all of the non-employee Directors. The Audit Committee monitors the internal accounting controls and practices of the Corporation and reports its findings to the full Board of Directors. The Committee meets quarterly and met four times during 1998.

         The Corporation does not have a standing nominating committee, and no committee performs a similar function. Director nominations on behalf of the Corporation are recommended by the Board of Directors. Nomination recommendations to the Board of Directors by shareholders are not accepted.

         The Corporation has a standing Compensation Committee, which consists of all non-employee Directors. The Compensation Committee approves compensation levels for executive officers of the Corporation. The Compensation Committee met once during 1998.



                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the remuneration paid or accrued in 1998, 1997 and 1996 for the Chief Executive Officer of the Corporation and for the Executive Officer of the Corporation who received total annual salary and bonuses exceeding One Hundred Thousand Dollars ($100,000) during the fiscal year ending December 31, 1998.



                           SUMMARY COMPENSATION TABLE


==================================================================================================================================
                                                                      ANNUAL                     LONG TERM
                                                                   COMPENSATION                COMPENSATION              ALL
NAME AND PRINCIPAL POSITION                             ----------------------------------- -------------------         OTHER
                                               YEAR          SALARY            BONUS             Securities          COMPENSATION
                                                              ($)(1)          ($)(2)         Underlying Options          ($)(3)
----------------------------------------------------------------------------------------------------------------------------------

THOMAS M. TESCHNER                             1998        $215,000           $100,000               --                $103,124
  President, Chief Executive Officer and
  Director of the Corporation and South Side   1997        $160,000           $135,000            300,000              $104,575
  National Bank in St. Louis
                                               1996        $160,000           $100,000             60,000              $182,721
----------------------------------------------------------------------------------------------------------------------------------
JOSEPH W. POPE                                 1998        $ 85,000           $ 25,000               --                $  9,771
  Senior Vice President and
  Chief Financial Officer                      1997        $ 78,000           $ 19,000               --                $ 11,258
  of the Corporation
                                               1996        $ 72,000               --               30,000              $  7,071
====================================================================================================================================


(1) Includes deferred compensation contributed by Mr. Teschner and Mr. Pope to the KSOP.

(2) Includes amounts paid in accordance with the executive compensation program as discussed in greater detail in the Compensation Committee Report in this Proxy Statement.

(3) Consists of the Corporation's contributions and allocations to the KSOP ($13,009 in 1998, $11,579 in 1997 and $10,930 in 1996 for Mr. Teschner,
       and $8,861 in 1998, $10,444 in 1997 and $6,315 in 1996 for Mr. Pope);
       Director's fees from the Corporation and its subsidiaries ($47,550 in 1998, of which $39,550 was deferred, $46,650 in 1997, of which $38,750 was deferred, and $37,800 in 1996, of which $25,650 was deferred for Mr. Teschner); life insurance premiums ($4,438 in 1998, $3,520 in 1997 and $3,520 in 1996 for Mr. Teschner, and $910 in 1998, $814 in 1997 and $756
       in 1996 for Mr. Pope). Such amounts also reflect $38,127, $42,826 and $130,471 paid to Mr. Teschner in 1998, 1997 and 1996, respectively, as grants of performance stock awards under the Deferred Compensation Agreement described in the Compensation Committee Report contained herein. The 1998 grant represents 3,112.39 shares of performance stock. The 1997 grant represents 3,723.96 shares of performance stock. The 1996 amount includes an initial grant of 19,554 shares of performance stock having a value of $104,288 ($5.33 per share) on the date of the initial grant, which was made in order to offset limitations imposed upon Mr. Teschner's participation in the Corporation's qualified deferred compensation plans from 1988 through 1995, and 3,452.64 shares of performance stock having a value of $26,183 ($7.58 per share) as of December 31, 1996 for the 1996 fiscal year.


                                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                                  FY-END OPTION/SAR VALUES
===================================================================================================================================
                               Shares                                                                        Value of Unexercised
                              Acquired                               Number of Securities                        in-the-Money
                             on Exercise        Value               Underlying Unexercised                  Options/SARs at Fiscal
           Name                  (#)        Realized ($)       Options/SARs at Fiscal Year End(1)                  Year-End($)(2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                Exercisable         Unexercisable    Exercisable     Unexercisable
                                                                    (#)                  (#)               ($)              ($)
------------------------------------------------------------------------------------------------------------------------------------
Thomas M. Teschner                -0-            -0-             186,000(3)            204,000(4)         $980,500         $907,000
------------------------------------------------------------------------------------------------------------------------------------
Joseph W. Pope                    -0-            -0-              36,000(5)             12,000(6)         $261,000         $ 71,000
====================================================================================================================================


       (1) All amounts represent shares of Common Stock underlying stock options at December 31, 1998.

       (2) Pre-tax gain. The value of the Unexercised in-the-Money stock options is based upon a December 31, 1998 closing bid price of $12.25 for shares of Common Stock.

       (3) Includes 30,000 shares of Common Stock underlying stock options having an exercise price of $3.67 per share, 36,000 shares of Common Stock underlying stock options having an exercise price of $6.33 per share, and 120,000 shares of Common Stock underlying stock options having an exercise price of $8.00 per share.

       (4) Includes 24,000 shares of Common Stock underlying stock options having an exercise price of $6.33 per share and 180,000 shares of Common Stock underlying stock options having an exercise price of $8.00 per share.

       (5) Includes 18,000 shares of Common Stock underlying stock options having an exercise price of $3.67 per share and 18,000 shares of Common Stock underlying stock options having an exercise price of $6.33 per share.

       (6) The shares of Common Stock underlying such stock options have an exercise price of $6.33 per share.



COMPENSATION COMMITTEE

         A Compensation Committee of the Board of Directors comprised of all non-employee Directors was established in 1993. The role of the Compensation Committee is to review the general compensation structure for executive officers of the Corporation, including those named in the Summary Compensation Table, and to approve the specific compensation levels of such executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for establishing and administering the Corporation's executive compensation program. The program was established to link individual compensation and the Corporation's performance levels and to provide for both short and long-term incentive programs that align the economic interests of management and the Corporation's shareholders. When the program was designed in 1994, the Compensation Committee engaged an independent third party to assist in the development of an executive compensation program. Based upon recommendations of the independent third party, as well as a competitive compensation analysis, the committee adopted the Corporation's Annual Incentive Plan (the "Plan"). Information for determining the competitive compensation levels was obtained from a bank cash compensation survey prepared by the Bank Administrative Institute, as well as an independent survey of financial institutions in Missouri and Illinois with total assets of $300,000,000 to $1,000,000,000. The group surveyed for the purpose of determining competitive compensation levels is different than those used for comparative purposes in the performance graph on page 12 of this Proxy Statement. The Compensation Committee believes that the survey group used for determining executive compensation more closely represents the Corporation's actual competition for executive talent. The basic philosophy underlying the Plan is as follows:

       - Maintain base salary levels relatively close to the market median for financial institutions in the Corporation's peer group.

       - Provide for annual incentive opportunities based on the achievement of established business plan goals. The amount of the target opportunities would also be in line with the market median for financial institutions in the Corporation's peer group, with additional upside potential for performance significantly above the predetermined goals.

         The Compensation Committee reviews the program on an annual basis to determine which changes, if any, need to be made in light of present facts and circumstances. In 1996, the Compensation Committee updated the executive compensation program to include a deferred compensation arrangement to compensate executive officers for certain limitations imposed upon their participation in the Corporation's qualified benefit plans. This arrangement is more fully described below. The Corporation's executive compensation program remained relatively unchanged during 1998 and was comprised of the following components:

       - Salary. For executive officers, the Compensation Committee used competitive compensation data, and then considered the experience levels of the incumbents in determining actual compensation levels.

       - Bonus Plan. The Compensation Committee will approve annual bonuses for certain executive officers of the Corporation based upon the formula provided for in the Plan. Pursuant to the Plan, officers who substantially impact the Corporation's performance will be eligible to receive annual incentive awards if the Corporation achieves certain performance goals based on profitability and asset quality compared to prior years. Measures of profitability include return on average assets for the Corporation and its bank subsidiaries. Measures of asset quality include total nonperforming loans and total nonperforming assets. Actual award opportunity levels will depend on the extent to which the Corporation realizes established performance goals. The maximum incentive award level pursuant to the Plan for 1998 was set at 150% of the target award level. The target award level ranges from 15% to 50% of annual salary. In order to achieve the maximum award level, the Corporation generally should have met or exceeded 100% of established performance goals. In the event the performance goals are exceeded, the award level could range up to 75% of the annual salary. However, the Compensation Committee retains the right to further increase annual incentive awards if individual contributions warrant.

       - The Plan itself does not provide for issuance of stock based awards; however, the overall executive compensation program does address stock options. The Southside Bancshares Corp. 1993 Non-Qualified Stock Option Plan and the Southside Bancshares Corp. 1998 Stock Option Plan allow the Compensation Committee to periodically grant options to key executives of the Corporation. There were no stock options granted in 1998.

       - As indicated previously, in 1996, the Compensation Committee established a deferred compensation arrangement to compensate certain executive officers for certain limitations imposed upon their participation in the Corporation's qualified benefit plans. Under this arrangement, the executives and the Corporation enter into a deferred compensation agreement ("Agreement"). Under the Agreement, the executives are granted an award of performance stock each year based on the sum of the following:

              a. An amount determined by multiplying the executive's "Excess 401(k) Amount," as defined in the Agreement, by the sum of the highest federal and applicable state income tax rates in effect for the year in question; plus

              b. An amount equal to (i) the employer matching contribution percentage under the KSOP for such year multiplied by the executive's gross annual compensation (determined without regard to the Agreement), less (ii) the employer matching contributions actually made to the KSOP for the benefit of the executive; plus

              c. An amount determined by (i) multiplying the Corporation's total discretionary basic and optional contributions to the KSOP, plus forfeitures, by a fraction, the numerator of which is the executive's gross annual compensation for such year (determined without regard to the Agreement), and the denominator of which is total compensation of all KSOP participants, less (ii) the amount actually contributed to the KSOP by the corporation's plus forfeitures allocated, for the benefit of the executive.

              The award is converted to performance shares based on the closing bid price of the Corporation's common stock on the last business day of each such year in the case of items a. and b. above, and $5.33 per share in the case of item c. above. The performance shares issued under this Agreement are deemed to be the equivalent of one share of the Corporation's Common Stock. The performance shares constitute a potential right to receive payment and do not confer any dividend rights, voting rights or any other rights of a shareholder with respect to Corporation's Common Stock. The executives are entitled to receive payment under the Agreement upon the occurrence of one of several events including: a change in control, termination of employment, retirement, death or total disability. The amount to be paid upon the occurrence of one of these events is the number of performance shares credited to the executive's account multiplied by the midpoint of the bid and ask price of the Corporation's Common Stock as of the close of business on the date of payment.



COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

       The President and Chief Executive Officer's compensation for 1998 consisted of:

       -      Base salary of $215,000.

       - Bonus of $100,000. The bonus paid during 1998 related to the 1997 Bonus Plan. Because the Plan requires performance bonuses to be based on actual results, it is not feasible to pay bonuses during the fiscal year to which the bonus applies. The bonus amount was computed in accordance with the Plan, although the Committee exercised its discretion to further increase the award based on the merits of the accomplishments achieved during 1997, including record-setting core net earnings for the fourth consecutive year, maintenance of acceptable asset quality levels and the Public Service Bank, fsb acquisition. Core net earnings increased by 2% in 1997 and were 100% of the target amount included in the Plan.

       - Deferred Compensation Amounts. As described above, the Committee established a deferred compensation arrangement to compensate executive officers for certain limitations imposed upon their participation in the Corporation's qualified benefit plans and pursuant thereto entered into a Deferred Compensation Agreement with Mr. Teschner dated April 25, 1996, as amended on August 27, 1998. Pursuant to that agreement, a grant of 3,112.39 shares of Performance Stock, having a value on the date of grant of $38,127 ($12.25 per share) was credited to Mr. Teschner's Performance Stock Account as of December 31, 1998 for 1998.

       - Stock Option Awards. There were no stock options granted during 1998.

       - Other Compensation. All other compensation paid to Mr. Teschner is described in the Summary Compensation Table as required.

                           The Compensation Committee
                           --------------------------

               Joseph W. Beetz                Norville K. McClain
               Howard F. Etling               Earle J. Kennedy, Jr.
               Douglas P. Helein              Richard G. Schroeder, Sr.
               Daniel J. Queen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       As discussed above, the Compensation Committee has general responsibility for establishing and administering the executive compensation program for the Corporation. During 1998, the members of the Compensation Committee were Joseph
W. Beetz, Ralph Crancer, Jr., Howard F. Etling, Norville K. McClain, Douglas P. Helein, Earle J. Kennedy, Jr., Daniel J. Queen and Richard G. Schroeder, Sr. During 1998, no member of the Compensation Committee was an officer or employee of the Corporation or any of its subsidiaries, and no member of the Compensation Committee was formerly an officer of the Corporation or any of its subsidiaries.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
        SOUTHSIDE BANCSHARES CORP., S&P 500 INDEX AND NASDAQ BANKS INDEX

The following graph summarizes cumulative returns experienced by the Corporation's shareholders over the years 1994 through 1998, compared to the S&P 500 Index and the NASDAQ Banks Index.


                           [PERFORMANCE GRAPH]

YEAR      S&P 500             NASDAQ BANKS             SOUTHSIDE
----      --------            ------------             ---------

1993      100                 100                      100
1994      98.46               101.11                   101.09
1995      132.05              146.42                   103.19
1996      158.80              184.71                   150.23
1997      208.05              302.17                   232.87
1998      263.53              266.60                   274.57






---------------------------
       *Assumes $100 invested on December 31, 1993 in the Corporation's Common Stock, the S&P 500 Index, and the NASDAQ Banks Index. Total return assumes reinvestment of dividends.

EMPLOYMENT CONTRACTS

MR. TESCHNER'S EMPLOYMENT CONTRACT

         The Corporation and South Side National Bank in St. Louis (the "Bank") have entered into an employment agreement, dated April 27, 1995, as amended on April 1, 1997, with Thomas M. Teschner, President and Chief Executive Officer of the Corporation and the Bank (the "President's Employment Agreement"). The President's Employment Agreement has an initial term of three years and automatically renews for a new three year term unless notice not to renew is delivered on or before either the first anniversary date of the President's Employment Agreement or any successive yearly anniversary thereafter.

         The President's Employment Agreement provides, among other things, that the Corporation or the Bank may terminate the employment of Mr. Teschner at any time for "cause" or disability. Cause is defined as willful misconduct resulting in indictment for an alleged felony, violation of any material provision of the President's Employment Agreement or any willful failure to substantially perform any reasonable directions of the Corporation's or the Bank's Board of Directors within 60 days after written demand. In addition, termination for "cause" requires the affirmative votes of at least two-thirds of each of the Corporation's and the Bank's Board of Directors. A disability, to constitute an event of termination of the President's Employment Agreement, must continue for a period of six months. Upon such termination for cause or disability, Mr. Teschner is entitled to receive a severance payment equal to the greater of (a) one-third of his current annual base salary or (b) a severance payment computed in accordance with the Corporation's or the Bank's then existing severance policy. Upon Mr. Teschner's death during the term of the President's Employment Agreement, his beneficiary or estate is entitled to the benefits payable under the accidental death, life insurance and similar plans for employees of the Corporation and the Bank. In the event that such death benefit plans are amended to reduce or terminate benefits, Mr. Teschner's beneficiary or estate is entitled to a lump sum payment equal to the difference between the sum which would have been payable under the death benefit plans as of the date of the President's Employment Agreement, and the sum payable under the amended plans.

         The President's Employment Agreement provides that, after termination of employment for cause or if Mr. Teschner improperly terminates his own employment, Mr. Teschner will not, for a period of six months after termination, solicit customers or clients of the Corporation, the Bank or any of their subsidiaries without the prior approval of the Board of Directors.

         The President's Employment Agreement further provides that, upon a change of control of the Corporation or the Bank, if Mr. Teschner's employment is terminated by the Corporation and the Bank other than for cause, death or disability within six months prior to or within three years following a change in control, or if Mr. Teschner voluntary terminates his employment within two years following a change of control, Mr. Teschner is entitled in lieu of all other benefits to the following severance benefits: (i) an amount equal to three times his highest annual salary in effect at any time during the term of the President's Employment Agreement, (ii) an amount equal to three times his highest annual bonus prior to the termination, (iii) an amount equal to his unpaid annual salary and accrued vacation, and (iv) a continuation of his welfare benefits of health and medical insurance for three full years, provided, however, that such welfare benefits will be discontinued prior to the end of three years in the event that Mr. Teschner has available substantially similar welfare benefits from a subsequent employer. In addition, the President's Employment Agreement provides that in the event that the Corporation's legal counsel determines that any of the severance benefits received by Mr. Teschner under the President's Employment Agreement constitute a "parachute payment" subject to an excise tax under the Internal Revenue Code, Mr. Teschner will be entitled to receive from the Corporation and the Bank a lump sum cash payment sufficient to place Mr. Teschner in the same net after tax position that he would have been in had such payment not been subject to such excise tax.

PENSION PLAN AND RETIREMENT TRUST

         The Corporation maintained a Pension Plan and Retirement Trust (the "Pension Plan") for officers and employees. On February 26, 1997, the Board of Directors voted to terminate the Pension Plan effective May 31, 1997. The benefits accumulated under the Pension Plan were frozen as of March 31, 1997. On March 27, 1998, the Corporation received a favorable determination letter from the Internal Revenue Service approving termination of the Pension Plan. The Pension Plan assets were distributed during 1998. As of December 31, 1998, all Pension Plan assets have been allocated to the participants. The amounts distributed to Messrs. Teschner and Pope were $27,416 and $2,275, respectively.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         The Corporation and its subsidiary banks have had, and expect to have in the future, loans and other banking transactions in the ordinary course of business with a number of its officers and Directors and their associates. Such transactions were made, and will be made, in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not, and will not, involve more than normal risk of collectibility or present other unfavorable features.

         During the previous fiscal year, the subsidiaries of the Corporation have had commercial transactions in the ordinary course of business with companies with which certain of the Corporation's Directors are affiliated. No significant business or personal relationships with the subsidiaries of the Corporation existed by virtue of a person's position in the Corporation or in subsidiaries of the Corporation, or ownership interest in the Corporation.



                              SHAREHOLDER PROPOSALS

         It is presently anticipated that the 2000 Annual Meeting of Shareholders will be held on April 27, 2000. If any shareholder of the Corporation intends to submit a proposal for inclusion in the proxy statement to be delivered in connection with the 2000 Annual Meeting of Shareholders, such shareholder's proposal and supporting statement, if any, must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by the Corporation at its principal executive offices no later than November 25, 1999. It is suggested that any such proposals, together with any supporting statement, be submitted by Certified Mail, Return Receipt Requested and be directed to the attention of the Secretary of the Corporation. Under the Corporation's Bylaws, other proposals that are not included in the proxy statement for the 2000 Annual Meeting of Shareholders will be considered untimely and will not be considered at that meeting unless they are received by the Secretary of the Corporation prior to February 12, 2000.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Corporation's executive officers, Directors and persons who own beneficially more than ten percent (10%) of the Corporation's stock are required under Section 16(a) of the Securities Exchange Act of 1934 to file certain reports of ownership, and changes in ownership, of the Corporation's stock with the Securities and Exchange Commission. Copies of such reports must be furnished to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, and on written representations from the Corporation's executive officers and Directors, the Corporation believes that all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten percent (10%) beneficial owners have been complied with.

                                  ANNUAL REPORT

         Copies of the Annual Report for the fiscal year ended December 31, 1998, including financial statements certified by the Corporation's independent accountants, have been mailed on March 25, 1999 to all stockholders entitled to vote at the Annual Meeting. Additional copies of this Annual Report are available on request.

SHAREHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

                                      BY ORDER OF THE
                                      BOARD OF DIRECTORS


                                      /s/ JOANNE M. SCHNEIDER
                                      -----------------------------------------
March 25, 1999                        Joanne M. Schneider
St. Louis, Missouri                   Secretary to the Board

                           SOUTHSIDE BANCSHARES CORP.
                               3606 GRAVOIS AVENUE
                            ST. LOUIS, MISSOURI 63116

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Joseph W. Pope and Laurie A. Pennycook, and each of them, with or without the other, attorneys and proxies, with full power of substitution, to vote all of the shares of common stock of Southside Bancshares Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Corporation to be held at South Side National Bank's Telegraph facility, which is located at 4111 Telegraph, South St. Louis County, Missouri, on Thursday, April 22, 1999, at 2:00 p.m., local time, and at any adjournments thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Corporation's proxy statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the Annual Meeting of Shareholders.

A VOTE FOR THE FOLLOWING PROPOSALS (AS DESCRIBED IN GREATER DETAIL IN THE PROXY STATEMENT) IS RECOMMENDED BY THE BOARD OF DIRECTORS.

       1. Election of directors: Norville K. McClain, Richard G. Schroeder, Sr. and Thomas M. Teschner

              [ ] FOR all nominees listed.

              [ ] FOR all nominees listed except ___________________________.

              [ ] WITHHOLD AUTHORITY to vote for all nominees listed.

       2. The ratification of the appointment of KPMG LLP as independent certified public accountants for 1999.

              [ ]FOR     [ ]AGAINST        [ ]ABSTAIN

       3. On any other matter that may be submitted to a vote of shareholders.

       This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR Proposals 1 and 2. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of management.

           (YOU ARE REQUESTED TO COMPLETE, SIGN, AND RETURN THIS PROXY PROMPTLY)

                            Dated                                         , 1999
                                  ---------------------------------------

                            ----------------------------------------------------

                            ----------------------------------------------------

                            IMPORTANT: Please date this proxy and sign exactly as your name(s) appears thereon. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians, corporate officers and others signing in a representative capacity should so indicate.
                            PROXY MUST BE RETURNED BY APRIL 22, 1999

                            [ ] Please check box if you plan to attend the Annual Meeting


                            SOUTHSIDE SHAREHOLDERS


TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THIS SOUTHSIDE PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.